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                      [LORAL SPACE & COMMUNICATIONS LOGO]

     600 Third Avenue
   New York, NY 10016

FOR IMMEDIATE RELEASE                                                       NEWS

                                                        Contact: Jeanette Clonan
                                                                   John McCarthy
                                                                  (212) 697-1105

                LORAL COLLECTS $55 MILLION IN ORBITAL INCENTIVES

NEW YORK - JUNE 30, 2003 - Loral Space & Communications (NYSE: LOR) announced today that it has collected approximately $55 million from Intelsat representing an acceleration of a receivable for agreed-upon milestone performance payments. Called orbital incentives, these payments were to have been paid by Intelsat to Loral over a 12-year period based on the continued good performance of the Series VII and Series IX satellites manufactured for Intelsat by Loral.

Loral Space & Communications is a satellite communications company. It owns and operates a global fleet of telecommunications satellites used by television and cable networks to broadcast video entertainment programming, and by communication service providers, resellers, corporate and government customers for broadband data transmission, Internet services and other value-added communications services. Loral also is a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications including direct-to-home television, broadband communications, wireless telephony, weather monitoring and air traffic management. For more information, visit Loral's web site at www.loral.com.

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This document contains forward-looking statements within the meaning of Section
27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, Loral Space & Communications Ltd. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made by the company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, which have been described in the section of the company's annual report on Form 10-K for the fiscal year ended December 31, 2002, entitled "Certain Factors That May Affect Future Results," and the company's other filings with the Securities and Exchange Commission. The reader is specifically referred to these documents.



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